Exhibit 99.1

CONFERENCE CALL TRANSCRIPT

PWAV - POWERWAVE TECHNOLOGIES REPORTS 4TH QUARTER RESULTS

EVENT DATE/TIME: FEB. 04. 2008 / 2:00PM PT

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CORPORATE PARTICIPANTS

Tom Spaeth

Powerwave Technologies - Treasurer

Kevin Michaels

Powerwave Technologies - CFO

Ron Buschur

Powerwave Technologies - President & CEO

CONFERENCE CALL PARTICIPANTS

Kim Watkins

JPMorgan Chase & Co. - Analyst

George Iwanyc

Oppenheimer & Co. - Analyst

Blaine Carroll

FTN Midwest Research - Analyst

Jeff Kvaal

Lehman Brothers - Analyst

Mike Walkley

Piper Jaffray & Co. - Analyst

James Faucette

Pacific Crest Securities - Analyst

Vijay Doradla

Deutsche Bank - Analyst

Larry Harris

C.L. King - Analyst

Kevin Dede

Morgan Joseph & Co., Inc. - Analyst

Rich Valera

Needham & Company - Analyst

Anil Doradla

Caris & Company - Analyst

Joanna Makris

Brean Murray, Carret & Co. - Analyst

PRESENTATION

Operator

My name is Stacey, and I will be your moderator for today. At this time, all participants are in a listen only mode. We will be facilitating a question and answer session towards the end of the conference. (OPERATOR INSTRUCTIONS) As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to your host for today’s call, Mr. Tom Spath, Treasurer. Please proceed, sir.

Tom Spaeth - Powerwave Technologies - Treasurer

Thanks, Stacey. Good afternoon and welcome to the Powerwave Technologies fourth quarter 2007 financial results conference call. I am Tom Spaeth, Powerwave’s Treasurer and joining us today will be Ron Buschur, Powerwave’s President and Chief Executive Officer; and Kevin Michaels, Powerwave’s Chief Financial Officer. Before starting, I’d like to point out that various remarks we may make about the future expectations, plans and prospects for Powerwave, including but not limited to anticipated revenues and revenue growth rates, operating margins, gross profit margins, earnings per share levels, revenue composition, improvements in cost structure including those resulting from the sale of our manufacturing operations in Hungary, the timing of consolidation of our manufacturing facilities, cost savings related to our facility consolidations, future cost savings related to our cost reduction activities, demand levels for the company’s product lines, projected growth and market share, trends in the wireless infrastructure market, the timing of product deliveries and future orders, the success of new products, expense levels, capital expenditure rates, inventory turns, tax rates, cash flows, and Day Sales Outstanding are all forward-looking statements. These statements are subject to numerous risks and uncertainties that could cause Powerwave’s actual results to be materially different from those projected or implied. Some of the risks and uncertainties include our ability to accurately forecast and anticipate customer orders, integrate acquisitions, and realize anticipated cost savings and synergies; the potential negative impact on demand for our products due to industry consolidation among our major customers; fluctuations in foreign currency; the ability to implement new ERP systems; the impact of competitive products and pricing; economic and political conditions; and the loss of one or more significant customer accounts. Please refer to our press release, Powerwave’s current Form 10-K for the year-ended December 31, 2006; our current Form 10-Q for the quarter ending September 30, 2007; and other filings on file with the Securities and Exchange Commission for additional information on factors which could cause our actual results to differ from those projected or implied.

In addition, on this call we will discuss non-GAAP financial information. A reconciliation of the non-GAAP financial information to our financial statements as prepared under GAAP is included in our press release dated today which can be found on our website at powerwave.com and on Business Wire. The press release also has detailed information concerning several of the significant one-time items impacting our results and we urge you to review that information. Now, I’m going to turn the call over to Kevin Michaels, Powerwave’s Chief Financial Officer.

Kevin Michaels - Powerwave Technologies - CFO

Thank you, Tom, and good afternoon, everyone. With all these risk factors in mind, I would like to start by quickly reviewing our financial results which are also summarized in our press release. Net sales for the fourth quarter of 2007 were $230.6 million and we reported a net loss of $188.4 million, which equates to a net loss on a GAAP basis of $1.44 per share. This loss includes a number of one-time items, the largest being a non-cash goodwill impairment charge of approximately $150.6 million which equates to $1.15 per share or 80% of the GAAP loss for the quarter. Also included in the loss for the quarter is approximately $16 million of restructuring and impairment charges which include charges related to the restructuring and consolidation of several of our facilities as well as intangible asset impairments and severance costs. We also incurred approximately $200,000 of in-process research and development charge related to a small acquisition that we completed in the fourth quarter. There is also an additional $7.6 million of non-cash intangible asset amortization related to our prior acquisitions. In summary, all of these charges and impairments totaled approximately $174.5 million for the fourth quarter of 2007.

For the fourth quarter, on a pro forma basis, excluding all restructuring and impairment charges, the goodwill impairment charge, acquisition related charges and intangible asset amortization, we would have reported a pro forma net loss of $8.8 million or pro forma net loss per share of $0.07. I want to note that included in both our GAAP and pro forma results is the impact of approximately $1.3 million of pre-tax stock based compensation expense due to SFAS 123R, almost all of which is included in operating expenses. If you were to exclude this expense from our reported results, you would add approximately $0.01 to EPS for both GAAP and pro forma results for the fourth quarter. This is approximately the same impact as in the prior year period.

Now, I will describe our revenues on a geographic basis. Our total Americas revenues for the fourth quarter of 2007 were approximately $62.6 million or 27% of revenues. Our total Asian sales accounted for approximately 27% of revenues or $62.6 million and our total European and other international revenues were $105.4 million or approximately 46% of revenues. For the fourth quarter, sales of products within our Antenna Systems product group totaled $45.6 million or 20% of total revenues. Base Station Subsystems sales totaled $165.7 million or 72% of revenues and coverage solution sales totaled $19.3 million or 8% of revenues. For the fourth quarter, total 3G related sales were approximately $22.5 million or approximately 10% of our total revenues and our total WiMAX sales were approximately $15.5 million or 7% of our revenues. In terms of our customer profile for the fourth quarter, our total OEM sales accounted for approximately 68% of our total revenues and our total direct and operator sales accounted for approximately 32% of our revenues.

Now, I will describe our gross margins for the fourth quarter. On a GAAP basis, our total consolidated gross profit margin was 10.4% for the fourth quarter. In our press release on Page 5, there is a table with a reconciliation of the various factors impacting our gross margin for the quarter. On a pro forma basis, excluding a total of $15.4 million, which consists of restructuring and impairment charges and non-cash intangible asset amortization, our total gross profit margin would have been 17.1%. For the fourth quarter, our GAAP reported cost of goods sold includes a charge of approximately $10.8 million related to inventory determined to be excess and obsolete to our ongoing requirements. This represents 4.7% of gross margin and when you add that back on a non-GAAP basis, our adjusted gross margin would have equaled 21.8%. For 2008, we are focused on continuing to work to improve our gross margins. We will be working during 2008 to complete our supply chain consolidation activities as well as further reduce our manufacturing overhead costs and try to drive higher margin revenues within our businesses.

I now want to review the significant one-time items that impacted our results for the fourth quarter. In our press release on Page 4, there is a table summarizing the EPS impact of these various items. Hopefully, this makes it somewhat easier to follow. For the fourth quarter of 2007, we incurred total restructuring and impairment charges of $16 million. This amount included an intangible asset impairment charge of approximately $2.7 million related to the decision to end of life certain products acquired as part of previous acquisitions as well as the reduction in the estimated intangible value of a customer list from a previous acquisition. Within this amount is approximately $9.1 million of inventory related charges associated with the restructuring of the company’s Hungary and Chinese manufacturing locations, approximately $600,000 related to additional facility impairments, approximately $500,000 for transition costs associated with the sale of the Hungary manufacturing operation, approximately $2.1 million in severance costs, approximately $1 million for fees associated with planned closures and consolidations. In total, these restructuring and impairment charges represent approximately $0.12 per share for the fourth quarter. We also incurred $7.6 million of intangible asset amortization which equates to approximately $0.06 for the quarter. Stock option expenses equaled approximately $1.3 million or $0.01 for the quarter.

The final major item included in our results for the fourth quarter of 2007 is the preliminary results of a FAS 142 Step 2 impairment test that resulted in a non-cash, goodwill impairment charge of $150.6 million for the quarter. Due to the significant decline in the market value of our common stock price during the fourth quarter, the company determined that an indicator of goodwill impairment existed during the fourth quarter of 2007. We want to note that this goodwill impairment charge is preliminary and therefore is subject to change based upon the final results of the Step 2 impairment testing. The final results of such tests will be included in our Form 10-K for the fiscal year ended December 30, 2007, which is to be filed with the SEC. As a note, we had approximately $502 million of goodwill on our books as of September 30, 2007, and with the preliminary charge, we will have approximately $350 million of goodwill at the end of December. The goodwill impairment charge is equivalent to approximately $1.15 per share. As shown on the table in our press release, the total of these items equals approximately $1.34 per share for the fourth quarter of 2007, which compares to our GAAP reported loss of $1.44 per share.

Next, I will review our operating expenses for the fourth quarter. Our sales and marketing expenses were $12.6 million. Our engineering expenses were $19 million and our G&A expenses were $19 million. Excluding restructuring and impairment charges and intangible amortization for the fourth quarter totaling $159.1 million, our total operating expenses equaled approximately $50.6 million. This is slightly above our third quarter total of $49.3 million and is slightly above our goal of $50 million for the fourth quarter. We did encounter some higher than forecasted expenses during the fourth quarter which include higher professional fees associated with our year-end audit, accounting and tax areas, as well as some increased expenses associated with a small engineering acquisition that we completed during the fourth quarter. I want to state that we remain committed to our cost reduction plans and we are continuing to execute those as we go through this New Year.

Now I’ll continue through the income statement. In terms of other income, we recorded approximately $1.4 million of other income in the fourth quarter of 2007. The main contributors to this other income were two items, the first being the gain we generated from repurchasing the majority of our convertible bonds which come due this July. We generated a net gain on the purchases of approximately $2.2 million. The second item is our FX translation for the fourth quarter, which resulted in a gain of approximately $1 million. These gains were somewhat offset by our interest expense during the quarter.

For the fourth quarter, our tax rate was impacted by some minor tax payments and the valuation allowances on our deferred tax assets. While we will continue to evaluate our future tax rate based upon our diverse international operation, we currently estimate that our effective worldwide tax rate will be in the range of approximately 10% for fiscal 2008. I want to stress this estimate will fluctuate based upon our actual results and due to the fact both our U.S. and Swedish deferred tax assets have been fully reserved. With the prior write-off of our main deferred tax assets, those entities operate at an effective 0% rate and our reported rate reflects any income or losses on our other tax jurisdictions. For the fourth quarter on a full GAAP basis, our rate was approximately 2%.

Next I’ll quickly review our balance sheet. Total cash at December 30, 2007, was approximately $65.5 million, of which $7.4 million is reflected as restricted cash. The cash balances reflect the purchase by us of approximately $116.4 million par value of our extending 1.25% convertible subordinated notes due July 2008 during the fourth quarter. For the fourth quarter our net inventory was $94.3 million, which represents inventory turns of approximately eight times. We remain extremely focused on continuing improving our inventory turns, which should free up some of the cash trapped in our balance sheet. While total net Accounts Receivable increased to $237.7 million, our AR days sales outstanding reduced to approximately 94 days from 96 days in the third quarter and 108 days in the first quarter of 2007.

Before turning the call over to Ron, I would like to remind you that we do not provide quarterly guidance. We believe that our investors are better served by focusing on long term trends as opposed to the short-term volatility which is inherent in our markets. In terms of our guidance for fiscal year 2008, please note that our guidance is subject to a number of risks and uncertainties that could impact our future outlook and results and many of these are detailed in our public filings with the SEC. With all that in mind, we are establishing our fiscal 2008 annual revenue range at $860 million to $900 million. At the same time, we are continuing with our restructuring and cost reduction efforts in order to lower our operating breakeven targets and improve our gross margins. While we are not providing earnings or quarterly guidance, we do want to share with you our current expectations for 2008. On the revenue front, we currently believe that the Analyst consensus numbers for both the fiscal year at approximately $880 million and the quarterly consensus numbers are reasonable and we are comfortable with these estimates.

In terms of Powerwave’s ongoing restructuring and cost reduction activities, we expect to see some sequential improvements in our gross margins as we go through the year. In addition, we are continuing to drive to lower our pro forma operating expenses throughout fiscal year 2008. With that I’d like to turn the call over now to Ron Buschur, Powerwave’s President and Chief Executive Officer.

Ron Buschur - Powerwave Technologies - President & CEO

Thank you, Kevin, and good afternoon, everyone. I’d like to start off by stating that as you can see, we have made significant progress in returning the company back to profitability. We have also shown sequential revenue growth for the last four quarters. We continue to remain focused on our objective of reducing our overall cost structure on both the manufacturing and operating expense side. The team is — and will be focused on this objective as I believe our results demonstrate. For 2008, we remain committed to further improving on our overall cost model in order to insure the long term success of this company in any type of economic environment. We continued to experience growth during the fourth quarter in various markets that we compete in. We see increasing demand coming from the direct operator market as well as through our OEM customers.

In terms of the product areas, we saw our base station subsystem revenues increase by 13.2% sequentially, far more than the overall industry growth rates that had been reported. In addition, in our coverage solution products segment, an area we have been focused on, we saw over 90% sequential growth. In the direct operator market, we saw our revenues increase by 37% sequentially for the third quarter. We believe that the direct operator portion of our business will continue to demonstrate strong growth in 2008. And I believe Powerwave is well positioned to capitalize on these opportunities with the right solutions and products.

Now let’s focus on our fourth quarter revenues. I believe they demonstrate the strength of some of our OEM customers as well as an improvement in demand from our wireless network operator customers. During our fourth quarter, we continued to see strong demand from Nokia Siemens, as well as as Alcatel-Lucent. For the fourth quarter, our total Nokia Siemens revenue was approximately $76 million and accounted for approximately 33% of our revenue. Alcatel-Lucent revenue was approximately $37 million, which represented approximately 16% of our revenue. From a regional perspective, we saw growth in all regions, with the strongest growth coming from the APAC region, Europe and North America regions. Powerwave maintains a global footprint, and we are well situated to capitalize on the growth in our industry and we will continue to leverage and maximize the capability as much as possible.

As I stated earlier, we are very focused and committed on executing on our operational plans and cost reduction efforts to return the company back to profitability. In terms of our cost structure, as many of you know, we have been consolidating our China manufacturing sites from three to one location in Sozhou, China. At the end of Q4, we sold our manufacturing operations in Hungary to Sanmina-SCI. The goal of this sale is to further reduce and streamline our manufacturing operations while achieving lower cost through leveraging Tier 1 EMS providers. We anticipate that we should start seeing cost improvements from Sanmina-SCI during the second half of this year. I also want to reassure you that we are continuing to work on our supply chain consolidation as well as focusing on further improvements to our operating cost structure. As Kevin stated, we expect to see some additional improvements in our gross margins over the next few quarters as we work towards reaching our goal of the mid 20% range.

When we look at the fourth quarter, and we adjust the additional inventory charges, our non-GAAP gross margins were approximately 21.8%. Continuing down the pro forma financials, when you adjust out the $10.8 million inventory charge for the fourth quarter, our pro forma results would have resulted in a $0.01 profit for the fourth quarter. While we believe this demonstrates the focus and hard work that our employees are executing on, we know that we must continue to focus on improving this performance during 2008. You should be assured that this management team is extremely focused on executing and delivering on this for 2008.

When you look at our balance sheet for the fourth quarter, we have made some significant improvements. The largest one is our inventory turns, which reached eight turns for the fourth quarter. In addition, we saw a net reduction of approximately $40 million in our inventory during the quarter, even though we had to increase our production capabilities and ramp up multiple new products during the same time period. We continue to be very focused on driving inventory turns. We are working on maintaining and improving our leading industry turns of eight times and we hope to set new records in 2008.

As we stated last quarter, we set an initial target of reducing our pro forma operating expensing expenses to a quarterly rate of $50 million or less by the end of the year, with additional decreases going forward into 2008. I want to assure you, as Kevin stated, we remain committed and focused on further reducing our operating expenses and we are currently reviewing additional plans to further reduce our operating expenses during 2008. From an overall market standpoint, as I think you can see, we remained very optimistic about 2008, and I believe we are well position the with the network operators and have the right solutions and we are very well positioned to gain market share from these opportunities. Our guidance for 2008 reflects an annual growth rate between 10 to 15%, which is almost double what most industry analysts are predicting for the total market growth in 2008. Clearly, we believe we are well positioned to grow faster than the overall market as well as positioned to capture additional market share in 2008.

I believe that the Powerwave has one of the strongest product portfolios, the best personnel and engineering resources, as well as the most advanced leading edge technology solutions for the next generations of products in this industry. What this means to our customer is clear. When you want a supplier that’s focused on the wireless industry and on their success, there is only one company in the industry to think of and that is Powerwave Technologies. We continue to believe that this creates exciting and growing opportunities for Powerwave’s employees, customers, and our investors in the years ahead. As a final note, we remain very focused, committed, and confident that we will return this company back to profitability, and we will do everything we can to maintain and build upon your confidence. I would now like to turn the call over to Stacey, the operator, and address any questions you may have.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Your first question comes from the line of Kim Watkins with JPMorgan. Please proceed.

Kim Watkins - JPMorgan Chase & Co. - Analyst

Thank you. A question on OpEx, Kevin and Ron, you both touched on this a little bit. I know in the past you talked about getting down to a $45 million level of OpEx by the second half of the year. Is that still the goal? And can you reach it by some of the plans you’ve already put in place at this point or does that require additional plans?

Ron Buschur - Powerwave Technologies - President & CEO

Yes, Kimberly, we certainly are still continuing to drive the second half of 2008 to be able to achieve the $45 million in operating expenses. We have the plans in place to be able to achieve that. And as I indicated, we’re looking at some additional plans that we’re putting in place to address the operating expenses on an ongoing basis as well.

Kim Watkins - JPMorgan Chase & Co. - Analyst

Okay, so to make sure I understand, if you put additional plans in place that would take underneath the $45 million?

Ron Buschur - Powerwave Technologies - President & CEO

We’re driving to the $45 million and the additional plans we would like to see some other savings if we elect to execute those plans, yes.

Kim Watkins - JPMorgan Chase & Co. - Analyst

Okay, and then a question on the 3G revenue. I just wanted to dig into that a little bit. It’s been declining for a few quarters now. Wanted to see if you’re seeing increase in demand for 3G products out of North America. And I know you talked previously about expecting an increase there in 2008. If you could just give us an update on what you’re seeing throughout the world?

Kevin Michaels - Powerwave Technologies - CFO

Sure, let me start with this and I think Ron will probably have more. One of the things I think that is probably tainting our own information is that the way we sort out our revenues is we’re identifying what is only tied to 3G. And what’s happening to us is a number of our products that we have in certain segments are capable of doing 2G and 3G type transmission protocols. And we’re not capturing those as 3G revenue because they have the capability to do 2G, so we’re capturing those in the 2G bucket. So I think we’re probably penalizing ourselves a little bit more than what the actual outcome is, but I wanted to give you that data point.

Ron Buschur - Powerwave Technologies - President & CEO

And then if you look at the revenues by geographic region, as you can see, a lot of the activity and some of the growth is in the APAC region. So that is primarily more of the 2G types of products and applications and solutions as well.

Kim Watkins - JPMorgan Chase & Co. - Analyst

Okay and then what about 3G in North America? Have you seen any pick up in demand there?

Ron Buschur - Powerwave Technologies - President & CEO

Well, we do see some pick up in demand there and we do know that one of the major network operators is planning on pretty significant rollout of some new equipment. So we certainly want to benefit from that here in 2008.

Kim Watkins - JPMorgan Chase & Co. - Analyst

Okay, thank you.

Ron Buschur - Powerwave Technologies - President & CEO

Thank you.

Operator

Your next question comes from the line of George Iwanyc, with Oppenheimer. Please proceed.

George Iwanyc - Oppenheimer & Co. - Analyst

Thank you for taking my questions, Ron and Kevin. Following up on the OpEx front, can you give us an idea of where you would expect the larger amount of savings to come from? Is it from sales and marketing, G&A or R&D?

Kevin Michaels - Powerwave Technologies - CFO

Well, I think we don’t want to get real specific down there, but I think clearly our G&A area is an area that probably has the largest potential savings. Clearly, we’re looking to control costs across all of our areas, but that’s probably our largest area.

George Iwanyc - Oppenheimer & Co. - Analyst

Okay, and then looking at the full year guidance, can you give us a sense of your visibility beyond the next quarter into that guidance and what type of events could push you to the higher end of it and which ones would make you feel more comfortable with the lower end?

Kevin Michaels - Powerwave Technologies - CFO

Well, I think in terms of the range, I think in terms of our business we’ve — right now we have a fairly good visibility. But in our business, it’s only going out one to two quarters. So clearly, we don’t have, people do not place orders for the last half of the year at this point. So obviously it’s forecast and it’s plans that we’ve gotten from our customer bases around the globe. So right now, we feel pretty positive. Clearly, we can’t ignore the economic issues going on in North America and how those translate across the world, so we’re certainly trying to be somewhat conservative as to how those things play out and I think this year, more than most, is going to have a big impact on whether we go to the higher or lower ends of the range. And I think we’re too early in the economic cycle to really tell if that has an impact. We haven’t seen customers pulling back because of any economic issues but obviously that’s a concern that’s probably on most participants’ minds.

Ron Buschur - Powerwave Technologies - President & CEO

And the other piece that we’re really focusing on, if I look at the indicators of some of the I think already announced spends that are going to take place in upgrading some of the networks here in North America and in some of the activities in parts of the APAC region and the growth that we’re seeing in our in building coverage solutions, we’re anticipating continued success there. So those are some of the areas and the indicators that we’ll continue to monitor. And as Kevin stated, we’re just trying to make sure that we can meet the objectives that we’ve laid out and fall within the range that has been given. And with what we see today, we feel like we can comfortably achieve that.

George Iwanyc - Oppenheimer & Co. - Analyst

And one final question. I know you’re not giving quarterly guidance, but if you just look at seasonality in general terms, do you see this year shaping up like historical years or anything that might be different this year?

Ron Buschur - Powerwave Technologies - President & CEO

Well, I think from our comments, we look at the consensus out there and I think the consensus reflects some seasonality that would be what you expect in the year. And I think we’re comfortable with that. So that potentially there could be some seasonality here especially in the first quarter.

George Iwanyc - Oppenheimer & Co. - Analyst

Thank you, guys.

Ron Buschur - Powerwave Technologies - President & CEO

Sure.

Operator

Your next question comes from the line of Blaine Carroll with FTN Midwest Securities. Please proceed.

Blaine Carroll - FTN Midwest Research - Analyst

Yes, thanks for taking the question, Ron and Kevin. Ron, can you talk about the competitive environment, particularly post the Andrew acquisition?

Ron Buschur - Powerwave Technologies - President & CEO

Yes. Looking at the competitive landscape, obviously now you have the combination of CommScope and Andrew. Portions of the Andrew filter business obviously has been sold off, so we do believe that that will create some stability and some of the competitive pricing that we’re seeing from Andrew on the filter end of the business. That certainly doesn’t reflect in the antenna business or in some of the other segments of the market that they currently compete against. I think they still need to look at that and make some decisions how they’re going to manage that going forward. But then you still do have some other individuals and the APAC region who do have in building products as well as filter products and antenna products that we compete with, and then you have Kathrein from a base station antenna perspective. We do believe some of the consolidation that’s taken place with our customers and some of the rationalization that’s taken place and consolidation in our segment will hopefully help stabilize a little bit of the pricing here in 2008.

Blaine Carroll - FTN Midwest Research - Analyst

Okay, and then Kevin, can you talk about the reasoning behind leaving the $10.8 million in the cost of goods sold? Why don’t you just X that out and we would be sitting here talking about $0.01 worth of earnings instead of a loss of $0.07?

Kevin Michaels - Powerwave Technologies - CFO

Well, the issue is from an accounting standpoint, I can’t put it into a restructuring line because it wasn’t part of a separate restructuring. It was not a part of restructurings related to some of the facility closures or sales that we had. So from a strict accounting standpoint, it can’t go into a restructuring item. Trust me, we would love to put it there, but we did try to highlight it for people and lay it out there. It’s just, our accountants wouldn’t allow us to put it in that line. But it is certainly, we don’t view it as an ongoing type of charge in that it should only be a one-time event. So that’s why we highlighted it in the call as well as in the press release.

Ron Buschur - Powerwave Technologies - President & CEO

I think the comparable to the $10.8 million last quarter was somewhere around $2 million, is that correct?

Kevin Michaels - Powerwave Technologies - CFO

Yes, I think it was $2.5 million or $2.8 million but yes, that kind of range, yes.

Blaine Carroll - FTN Midwest Research - Analyst

So I mean, on a go forward basis, Ron, you spoke about margin improvement and I’m assuming that’s coming off of the 21.8, but should we consider somewhere around $2 million to $3 million of these one-time charges always being baked into our gross margin assumptions?

Ron Buschur - Powerwave Technologies - President & CEO

No, no you should not, and it is off the 21.8 that we’re going to be moving up to try to reach our range in the mid 20% range. What we’re trying to do is focus the business from this point forward on improving our turns as we indicated, so we don’t expect to see those one-time occurrences in the future.

Blaine Carroll - FTN Midwest Research - Analyst

Okay and then Kevin, I couldn’t find it. What was the cash flow during the quarter?

Kevin Michaels - Powerwave Technologies - CFO

Cash flow was approximately about $12 million use of cash.

Blaine Carroll - FTN Midwest Research - Analyst

$12 million use? Okay, thank you.

Kevin Michaels - Powerwave Technologies - CFO

You’re welcome.

Operator

Your next question comes from the line of Jeff Kvaal with Lehman Brothers. Please proceed.

Jeff Kvaal - Lehman Brothers - Analyst

Yes, thanks very much. Ron, for you, could you talk a little bit about the driver of the direct to operator sales and what gives you confidence in the outlook into 2008? Thank you.

Ron Buschur - Powerwave Technologies - President & CEO

Yes, Jeff. We had spent a lot of time as you know with some of the products that we had redesigned to better suit and be focused towards the solutions that the operators are looking to deploy. We know we’re well positioned with those operators here in North America and certainly in the European market and we’re starting to see some success in the APAC region as well. So we have a certain level of confidence that now we have the right solutions that are focused on the customer, the direct operator customer needs, and not necessarily just the OEM needs for that market.

Jeff Kvaal - Lehman Brothers - Analyst

Okay, are there specific end customers that allow your visibility to improve?

Ron Buschur - Powerwave Technologies - President & CEO

Well there’s certainly, I think the main North America operators as you know is our focus for the team here in North America. And you know and you’re very aware of the rollouts that they’re deploying. So we want to certainly gain and take a meaningful market share in those deployments. And then in the APAC region, we want to introduce and we have introduced our antenna products as well as some of our amplifier products in that region directly to the operators.

Jeff Kvaal - Lehman Brothers - Analyst

Okay, great. And then Kevin, turning to the balance sheet for a second, obviously, the inventory turns went very much the right direction. Can you talk a little bit about why that was this quarter? Is it a seasonality thing, should it decline again. And then also, on the DSO side, when, should we be thinking about an improvement ultimately from mid 90’s?

Kevin Michaels - Powerwave Technologies - CFO

Well I’ll start with the DSO side. And both these metrics as you know, Jeff, and everyone else knows, we’ve been very focused on trying to improve our balance sheet metrics and that will continue throughout 2008. On the DSO side, we’re very focused on making improvements there and we think we will make further improvements during the next year. We would like to get down to 90 days. We’re around 94 now so we would like to get lower than that. It really depends on the mix of our business. I think, as you know, most business outside North America is at a 90 day or higher type payment range, so given our overall international source of our business, it’s hard for us to get a lot lower than that. But we’re certainly driving that. Inventory turns, I know we stated a goal last year to get to eight turns and it’s a steep goal, and we’ve gotten there for the end of the year. Clearly our goal is to maintain that this year and continue to drive that going forward. As I think anyone, and you know listening to us, we’ve always been very focused on the fact that this business needs to be run on a high turns basis in order to improve us and in order to help prevent us from ending up with excess inventory and these kind of charges that we’ve had. And we think we’re implementing our processes, we’re continuing to consolidate some of the past acquisitions supply chains. We’ve got a lot more work to do on the supply chain and consolidating that which will occur over 2008, but we certainly, I think, as Ron mentioned, we’re certainly looking over the year to try to drive it higher. I believe today, we’re setting the standard in our industry at eight turns. I don’t think there’s anyone near us. And our goal is to try to drive that higher and set some higher standards as we go later in the year.

Ron Buschur - Powerwave Technologies - President & CEO

And the other piece that we’re really focusing on, is putting our lean processes in and driving the efficiencies and productivity through the operation which will shorten our cycle times which then drive the inventories. And that’s been an operational strategy that we’ve deployed and we continue to utilize in our company.

Jeff Kvaal - Lehman Brothers - Analyst

Thank you very much.

Ron Buschur - Powerwave Technologies - President & CEO

Thank you.

Operator

Your next question comes from the line of Mike Walkley with Piper Jaffrey. Please proceed.

Mike Walkley - Piper Jaffray & Co. - Analyst

Thanks, guys, just a question in terms of your visibility again in ‘08, if I’m hearing things right, is it mainly due to some rebound in some key North American customers? Is that the region you’d expect the strongest growth or maybe you could touch on the regional outlook? And in terms of your gross margin, it sounds like some potential positive mix shifts could help margins, one being the strong improvement in your coverage system. Should we expect those type of levels to continue and also it sounds like potentially a better direct operator sales in North America, and I understand that correctly?

Ron Buschur - Powerwave Technologies - President & CEO

Well, you’re understanding most of the aspects correctly, except for it’s just not focused on North America operator that we’re focusing our future growth opportunities. We see some opportunities for growth in the Middle East as well as the APAC region with the operators and we’re certainly continuing to demonstrate and try to strengthen our market share in the European market.

Mike Walkley - Piper Jaffray & Co. - Analyst

Okay, and then on the coverage systems, that’s higher gross margin business than your other solutions and would you expect this kind of strong Q4 run rate to continue into 2008?

Ron Buschur - Powerwave Technologies - President & CEO

Yes, we certainly do enjoy, when we’re able to bundle together more of our products and create a solution as we go with our in building coverage or our coverage solution products to actually command a little bit better margin on those products. And we do want to continue that here in 2008, that’s correct.

Mike Walkley - Piper Jaffray & Co. - Analyst

Thanks, and one last question. In terms of your ‘08 visibility, would you expect any carriers to be a 10% customer in 2008?

Ron Buschur - Powerwave Technologies - President & CEO

I’m not sure that we would want to sit there and try to speculate at this point. Certainly that would be a goal, but I don’t want to speculate on that.

Mike Walkley - Piper Jaffray & Co. - Analyst

Great. Thanks and good luck with the restructuring.

Ron Buschur - Powerwave Technologies - President & CEO

Thank you.

Operator

Your next question comes from the line of James Faucette with Pacific Crest. Please proceed.

James Faucette - Pacific Crest Securities - Analyst

Thanks, most of my questions have been answered, but I did have a couple of follow-up questions. On the inventory that has been written down, obviously, you feel like the value of that had been impaired hence the writedown. But I’m wondering, are these products that are still for sale and you would expect to sell it at a reduced price? Or is this inventory products that you really don’t foresee being able to sell at all in the future?

Kevin Michaels - Powerwave Technologies - CFO

Well, we’ve written down to a value we think we can get for it. So while a lot of stuff is obsolete or becoming obsolete and we don’t think we’ll be able to achieve much for it, we’re certainly trying to achieve something for it. And if we do, we would recognize that back and show that on an income statement. But we look through this stuff very closely here at year end, it’s our fiscal year end, our auditors and ourselves have gone through this stuff very very closely, and we think we’ve adequately covered everything that’s out there.

James Faucette - Pacific Crest Securities - Analyst

And so if you’re still intending to sell that product, I mean is it written down at such a level that if it were sold that it would be kind of in line with your corporate gross margins or would it be at or above?

Kevin Michaels - Powerwave Technologies - CFO

Well, I think we’ve written it down and it would be — we don’t expect to sell a whole lot of it, let’s put it that way. And if we did something actually, say we’ve got a position where we got to sell some of it, obviously it might be at a much higher margin, but we would have to note that in any financial statement.

James Faucette - Pacific Crest Securities - Analyst

Okay, that’s very helpful. And my other question just had to relate with more the general markets for Powerwave. How are your carrier customers particularly in the emerging markets dealing with the more constrained capital situation or debt markets? Is it not much of an issue because they don’t need to raise additional debt? Or I’m trying to get a little bit of commentary from you as to how particularly emerging market carriers may be dealing with constrained capital environment?

Ron Buschur - Powerwave Technologies - President & CEO

Yes, well one of the things they’re looking at when they’re looking to deploy new capital or even add subscribers is they’re actually looking for solutions such as our remote radio head applications, some of our clean site applications that allow them to use fewer sites and a more rural type of an environment at a little bit more cost effective manner than what you can achieve with base stations. And we have some products that are really good for rural applications around base station types of solutions, and these types of environments. The other area that we’re seeing is a lot of the operators in the APAC region in general are trying to enhance the existing network, the GSM products and solutions, and that bodes very well for Powerwave’s products and solutions that have been a legacy anchor for Powerwave for many years here in the North America and in the European market segments. So it really bodes well for us to go into these markets and we can demonstrate immediately with white paper examples of how the products and solutions work today. So, it gives us I think just a great position to go in and leverage our capabilities in these emerging markets.

James Faucette - Pacific Crest Securities - Analyst

How worried are you that — it sounds like what you’re saying is particularly in these emerging markets is that the carriers are trying to be obviously more effective and efficient and capital users get more bang for the buck, if you will, and you got good product to fulfill that. But how concerned are you, and how concerned have they told you that they are that that process may come — even it may come to a halt if the capital markets and the debt markets don’t free up a bit?

Ron Buschur - Powerwave Technologies - President & CEO

Well, I guess they’re probably not giving us that type of insight to their concerns around their business regarding the debt market. But if you look at what they’re trying to do from an overall let’s say optimization of the existing network using some of our products and solutions, it’s a pretty cost effective method for them versus going down the path of maybe adding more base stations and sites to a network. I don’t believe at this point, I would be in a position to really second guess what they’re believing the debt market impact will have at this point. But we’re certainly watching carefully ourselves and that’s why we try to make sure that we structure this company to be the most profitable and cost effective solution in the market and really position ourselves for an economic market that may not be as robust as we would all like to see. And that’s why we’re focusing on lowering our operating expenses in 2008.

James Faucette - Pacific Crest Securities - Analyst

Great. That’s very helpful, thank you.

Operator

Your next question comes from the line of Brian Modoff with Deutsche Bank. Please proceed.

Vijay Doradla - Deutsche Bank - Analyst

Yes, hi, Don, hi, Kevin, this is Vijay Doradla speaking on behalf of Brian.

Ron Buschur - Powerwave Technologies - President & CEO

Hi.

Vijay Doradla - Deutsche Bank - Analyst

Just have a quick question in terms of can you please outline what specific steps at the operational level and strategy level have you outlined to improve gross margin for the first quarter and also through 2008? Appreciate you being as specific as you can.

Ron Buschur - Powerwave Technologies - President & CEO

Well, Vijay, I don’t think that we’re going to obviously go into our operational strategies. I think that’s part of what we have been able to demonstrate over the previous years that we do very well upon, and that’s executing from an operational level in cutting the cost. And I think our financial results have demonstrated that. I think you can see by what we have demonstrated last year for the last four quarters and what we have demonstrated in the past round — operational excellence, turns, controlling our cost that we’ll continue to do that, and we will drive the margins to the level that we had indicated which is a mid 20% range. We are going to lower our operating expenses as Kevin and I had reassured you in the call, back to the $45 million range. And that’s in the second half hereof 2008. And we’re looking for other ways to make sure that we lower our expenses and our costs going forward, so we’re competitive in any type of economic climate that we may have to compete in.

Vijay Doradla - Deutsche Bank - Analyst

So any specifics debts on how you would reduce billable materials, for instance, any clarity on gross margin improvements?

Kevin Michaels - Powerwave Technologies - CFO

As Ron mentioned, we’re not going to go down to that kind of specifics. But the thing we’ve talked about is obviously we have further work to consolidate our supply chain, consolidate our product portfolio, utilize common platforms — those are all actions we’ve talked about over the last year that we’re doing, we’re continuing to do and we’ll continue to execute on those strategies.

Vijay Doradla - Deutsche Bank - Analyst

Okay, thank you.

Ron Buschur - Powerwave Technologies - President & CEO

Sure.

Operator

Your next question comes from the line of Larry Harris with C.L. King. Please proceed.

Larry Harris - C.L. King - Analyst

Yes, thank you. With respect to the sale of the of facility in Hungary to Sanmina and the cost savings you anticipate related to that in the second half of the year, will that have a beneficial impact more to gross margins or operating expenses? And am I correct in reading into your comments that you’re looking at similar outsourcing or plant sales during the balance of the year?

Kevin Michaels - Powerwave Technologies - CFO

Larry, the first part of that is the impact will be held in gross margins. Clearly our ability to get the cost out of there and drive and leverage our partnership with Sanmina should impact the gross margin. So it should improve our gross margins by lowering our overhead cost and manufacturing cost there. In terms of additional activities we may do throughout the year, as Ron stated, we’re looking to further reduce cost, wherever we can both on a manufacturing side and operating expense side, and we’ll leave it at that.

Larry Harris - C.L. King - Analyst

Understood. Okay, thank you.

Ron Buschur - Powerwave Technologies - President & CEO

Thank you, Larry.

Operator

Your next question comes from the line of Kevin Dede with with Morgan Joseph. Please proceed.

Kevin Dede - Morgan Joseph & Co., Inc. - Analyst

Hi, guys, nice job on driving the top line.

Kevin Michaels - Powerwave Technologies - CFO

Thank you.

Kevin Dede - Morgan Joseph & Co., Inc. - Analyst

So can you give me a little insight on the tax impact of the $10.8 million inventory writedown?

Kevin Michaels - Powerwave Technologies - CFO

Well it doesn’t have any immediate tax impact. Really that, the issue is that that impact mainly — the issue for us from a tax standpoint is we have our main tax assets are fully reserved. So reality is right now, it may generate some additional losses, but it just goes in the deferred. So it doesn’t have any immediate impact but clearly, we’re taking those from a tax standpoint and going forward as we return to profitability. That’s why our rate stays pretty low for a while and that’s why we said we expect for 2008 a rate of 10% because we do expect that we won’t be, it will take at least a year or more to burn through the deferred that we have.

Kevin Dede - Morgan Joseph & Co., Inc. - Analyst

How about insight to order trends through the quarter, and given that we’re a month into the March quarter what you’ve seen? Or is this still too early to tell because too many operator customers are still fumbling through their budgets?

Ron Buschur - Powerwave Technologies - President & CEO

Well, as we had indicated, Q1 is a seasonally in the past one of the slower quarters. So I guess if we look at the trends we’re seeing they would probably be in line with with that for Q1. But on the other side of the coin you look at some of the visibility and some of the planned rollouts that are scheduled to take place. With that we have a little bit better visibility than what we probably had last year at this time. So we would really like to just continue to see the type of visibility we have today. That would give us a lot more confidence as we go into the second half of this year certainly. So I guess to answer your question, looking at Q1, it’s not, we’re not surprised at what we’re seeing from a seasonal perspective. Historically, that’s been typically a slower quarter. Looking at the first half we have some visibility that gives us some strong indications of where we should end up. And we’re hoping the remainder of the year, we have the same type of visibility.

Kevin Dede - Morgan Joseph & Co., Inc. - Analyst

All right, last question for me. Can you give us some insight on component source and whether or not you’re seeing any challenges finding the components that you need?

Ron Buschur - Powerwave Technologies - President & CEO

We’re not really having I’d say a shortage in components. I’d say some of the consolidation and lack of spending that we all experienced in 2006 and 2007 certainly have had an impact on our industry. Many of our suppliers have been put into a financial situation that has made it very difficult for them to respond in the lead times that our customers would like to see. And what we’re trying to do now is reestablish that lead time and that supply chain back and make sure that we’re all healthy again during this period of time and that don’t fall back into some of the same traps, so to speak that we fell into maybe in 2006 and 2007 with some of these grandiose forecasts that never really matured.

Kevin Dede - Morgan Joseph & Co., Inc. - Analyst

Very good, thank you.

Ron Buschur - Powerwave Technologies - President & CEO

Thank you.

Operator

Your next question comes from the line of Rich Valera with Needham & Company. Please proceed.

Rich Valera - Needham & Company - Analyst

I have a follow-up question on the gross margin line. I think you said that you expected gross margin improvement sort of sequentially throughout ‘08, but how about in the first quarter? If you have seasonally down revenue as you indicated, do you think you’d still see flat or up gross margin from the 21.8% pro forma level in Q4?

Kevin Michaels - Powerwave Technologies - CFO

Yes, Rich, I think we would hope to be able to see it flat and be able to demonstrate maybe improvement. But flat is what we like to see with the lower revenue, certainly.

Rich Valera - Needham & Company - Analyst

And just another gross margin question if I could. In the fourth quarter you had a very nice sequential increase in revenue, about 15%, and you had also a pretty nice increase in the percentage of revenue from direct operator about 5% increase there. And sort of on an apples-to-apples with the third quarter you were up about 50 basis points, which I think is probably less than I would have expected given the pretty substantial revenue increase and mix improvement. Is there something, anything specific holding that back and what is it that lets you sequentially say keep it flat on a perhaps meaningfully lower revenue level in the first quarter?

Kevin Michaels - Powerwave Technologies - CFO

Well, I mean, you’re right there, Rich, but it really comes down to from our standpoint is — we’re working to further improve our manufacturing efficiencies in our locations and cut down our costs. And clearly, we haven’t gotten everywhere we want to get to yet and that’s what you’re seeing there, but I think the movement with the Hungary plant that we did that right at the very last day of the quarter. So obviously, there’s no savings in that quarter or even in the first quarter, it will be the second half ‘08 before we start seeing that. But we’re taking actions to further drive the leverage there. We did see some growth in our OEM business too, and that does impact us some as well. But we do believe, I mean, the point you made, we believe we’ll be able to demonstrate those kind of improvements later on through 2008, as the business continues, hopefully to strengthen and we’re able to further streamline the performance of our plants.

Ron Buschur - Powerwave Technologies - President & CEO

And a lot of the focus is on the efficiencies and productivity out in the factories.

Rich Valera - Needham & Company - Analyst

Right, okay. And then with respect to your other income line, Kevin, could you just review what were the components of that again?

Kevin Michaels - Powerwave Technologies - CFO

Well, the biggest piece of that is we have a gain of about $2.2 million from buying back the convertible bonds last quarter. So obviously that’s not going to continue, and we also had an FX gain in the last quarter of about $1 million which — it’s hard for us to predict where foreign exchange is going. Hopefully it will continue to be favorable but we can’t predict that. So I would expect for the next quarter to have an expense line there, obviously due to our interest expense.

Rich Valera - Needham & Company - Analyst

Right, okay. That makes sense. And at this point, I mean I think you’ve talked about a $200 million type of breakeven level as a target. Would that still be the active target and would we have any sense of what type of timeframe that might be achievable in?

Kevin Michaels - Powerwave Technologies - CFO

Well, it certainly is still our target. We would hope some time during 2008 to get there. I think if you look at the year-end here, it was obviously around the $230 million level if you back out the one-time items and everything. So we’re making progress there, but I think we’re still a few quarters away from getting there. But we would hope to get there some time this year.

Rich Valera - Needham & Company - Analyst

And I came on the call a little late, so I apologize if you did this already, but is it my understanding that your guidance is really sort of endorsing the current consensus on both the revenue and earnings numbers out there for ‘08?

Kevin Michaels - Powerwave Technologies - CFO

That’s correct.

Rich Valera - Needham & Company - Analyst

Okay, thanks very much.

Kevin Michaels - Powerwave Technologies - CFO

Sure.

Operator

Your next question comes from the line of Anil Doradla with Caris & Company. Please proceed.

Anil Doradla - Caris & Company - Analyst

Hi, guys, just a quick couple of follow-ups. You talked about perhaps penalizing yourselves when you classified revenues at 2G and 3G, and therefore, it tended to be a little lighter on the 3G front. But if you were to be taking a very liberal viewpoint, looking at all of the products that were used in the 3G world, how would the breakup look like?

Kevin Michaels - Powerwave Technologies - CFO

It’s hard, because I think we clearly have a larger piece there, but it’s just hard because the range of products and stuff. I mean, I can say that I think — I’ll use a simple example in North America, we sell products to operators that are capable of both 2G and 3G. And since it’s capable of both, we lump it into the 2G to 2.5G bucket. So is it 50% higher than the number we support? Probably, it’s reasonable to expect that. It’s certainly higher up, so we’re showing about a roughly a 10% of 3G and is it really probably closer to 20%? Yes, that’s probably the rough range.

Anil Doradla - Caris & Company - Analyst

Okay, thank you. And also, could you talk a little bit, perhaps, some of the dynamics going on in the Ericsson world. I know it’s not a 10% customer but over the last three or four months we’ve seen huge impacts in your stock prices whenever some news came up from Ericsson. Can can you explain some of the dynamics between you and Ericsson and if there are any?

Ron Buschur - Powerwave Technologies - President & CEO

Well, we would like to understand those dynamics as well. Obviously they aren’t a 10% customer, and as they are a very important customer to us and we want to continue to service them with the right products and solution solutions, we’re somewhat puzzled how we’re tied to them as well from a performance perspective. So I guess we don’t have anything that we would like to add to that except for I think that’s a barometer for the industry maybe how people perceive the wireless sector as they are a leader in that marketplace and in that space.

Anil Doradla - Caris & Company - Analyst

So if you look at Ericsson’s comments, they really break up their revenue profiles into three buckets, kind of the software applications in some of the high margins and some of the low margins business. How do you see yourselves fitting in across some of those buckets that Ericsson talks about? They continue to talk about long term, I mean aggressive buildouts, coverage buildouts, but they talk about slower than expected software upgrades for their key customers.

Ron Buschur - Powerwave Technologies - President & CEO

Well, I think there’s a couple points that they made that we thought was somewhat interesting. One that they’re focusing now all of their business on the upgrade market versus what they were anticipating to to be their mainstream revenue which was software and service in the past. The other piece that we looked at that I thought was interesting is they’re talking about now maybe not necessarily bidding all the tenders and the opportunities in the India market or the APAC region let’s just say in general because they’re very cost sensitive. I think the point being a lot of the operators now are really looking for the solutions and they’re becoming a little bit more mature and understanding the components that make up some of these elements of products that are being offered from the OEMs. And they realize that Powerwave does offer some of these products and they can buy them direct.

Anil Doradla - Caris & Company - Analyst

Okay, thanks, and finally, can you just quickly tell how much was the depreciation and amortization during the quarter?

Kevin Michaels - Powerwave Technologies - CFO

I think the number is roughly equivalent to the last quarter. I think it’s around $13 million to $14 million, right around there.

Anil Doradla - Caris & Company - Analyst

Thanks a lot, guys.

Operator

Your final question comes from the line of Joanna Makris with Brean Murray and Carret. Please proceed.

Joanna Makris - Brean Murray, Carret & Co. - Analyst

Hi, there, two quick questions. First, you had previously talked about the fact that your China manufacturing consolidation would benefit gross margins by about 100 or 200 basis points. Can you talk a little bit about what the impact has been and what you could see moving on to next quarter? And secondly, if you can comment on where you’re seeing the strength in your WiMAX business?

Kevin Michaels - Powerwave Technologies - CFO

Sure, I’ll start with the first part of that. In terms of we started the China consolidation, our margins were down around the 18% level. So I think we’ve seen some of those impacts. I think there will be some further improvements over the next couple quarters that hopefully will be showing up in our overall margins. But I think we have achieved a fair amount of savings and the remaining ones will come through in the next first half of the year. I’ll let Ron talk about WiMAX.

Ron Buschur - Powerwave Technologies - President & CEO

Yes, on the WiMAX, we did see some growth in the WiMAX sales through a North America operator who is deploying certain cities with WiMAX as well as a European operator who is deploying some WiMAX. And we do believe that some of the European and the APAC region operators will continue to look at this as a niche solution in those markets. So we’ll continue to sell those products in those regions as well.

Joanna Makris - Brean Murray, Carret & Co. - Analyst

Thanks.

Operator

There are no further questions in the queue. I’d like to turn the call back over to Mr. Tom Spaeth for closing remarks.

Ron Buschur - Powerwave Technologies – President & CEO

With that, I’d like to thank everyone for joining us today and your continued interest in Powerwave Technologies. We look forward to sharing with you our results for the first quarter of 2008.

Operator

Thank you for your participation in today’s conference. This concludes your presentation. You may now disconnect, and have a good day.

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